Exhibit 99.1

Garmin Reports Third Quarter Revenue and EPS Growth; Raises Guidance

Schaffhausen, Switzerland / October 26, 2016/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the third quarter ended September 24, 2016.

Highlights for the third quarter 2016 include:

•	Total revenue of $722 million, growing 6% over the prior year, with fitness, outdoor, marine and aviation collectively growing 24% over the prior year quarter and contributing 70% of total revenue

•	Gross margin expanded to 56.2% compared to 53.3% in the prior year quarter, and operating margin expanded to 22.1% compared to 18.5% in the prior year quarter

•	GAAP EPS was $0.66, a 5% improvement over the prior year quarter, and pro forma EPS(1) was $0.75, a 47% improvement over the prior year quarter

•	Launched new product categories with the vivofit® jr., our first wearable and companion mobile application designed for kids, and the fēnix® Chronos, a luxury activity watch crafted with premium materials

(in thousands,	13-Weeks Ended			39-Weeks Ended
except per share data)	Sept 24,	Sept 26,	Yr over Yr	Sept 24,	Sept 26,	Yr over Yr
	2016	2015 (2)	Change	2016	2015 (2)	Change
Net sales	$722,250	$679,690	6%	$2,157,898	$2,038,913	6%
Fitness	189,161	143,216	32%	544,434	432,859	26%
Outdoor	141,006	109,863	28%	370,929	291,299	27%
Marine	70,010	62,315	12%	264,489	230,325	15%
Aviation	107,436	94,232	14%	322,083	294,560	9%
Auto	214,637	270,064	-21%	655,963	789,870	-17%

Gross profit %	56.2%	53.3%		56.0%	55.2%

Operating profit %	22.1%	18.5%		21.5%	19.8%

GAAP diluted EPS	$0.66	$0.63	5%	$1.98	$1.69	17%
Pro forma diluted EPS (1)	$0.75	$0.51	47%	$2.10	$1.75	20%

(1) See attached table for reconciliation of non-GAAP measures including pro forma diluted EPS

(2) Action camera related net sales for the 13-weeks and 39-weeks ended Sept 26, 2015 have been recast from the Outdoor segment to the Auto segment to conform to the current year presentation.

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“Our strong year continued in the third quarter of 2016, reporting solid results with four of our five business segments delivering double digit sales growth and increased profitability,” said Cliff Pemble, president and chief executive officer (CEO) of Garmin Ltd. “We are excited to see the continued positive customer reception of our fitness and outdoor wearables. Aviation and marine also achieved impressive double-digit growth on strong product offerings. We are maintaining our focus on innovation, diversification and market expansion to drive further growth opportunities in all business segments. Given the strong revenue and margin performance in the third quarter, we are raising our revenue and EPS guidance for the full year.”

Fitness:

The fitness segment posted strong revenue growth of 32% in the quarter driven by wrist heart rate wearable devices and cycling. Gross margin increased year-over-year to 55%, while operating margin improved to 24% resulting in a 68% growth in operating income. During the quarter, we began shipping both the recently announced Forerunner® 35, bringing Garmin ElevateTM wrist based heart rate technology to an affordable, sleek, easy-to-use GPS device, and vívofit® jr., our first kid inspired activity tracker featuring a comfortable design, one+ year battery life and a parent controlled mobile app created to help motivate kids to stay active.

Outdoor:

The outdoor segment achieved strong revenue growth of 28% driven primarily by wearable devices. Gross margin increased year-over-year to 63%, while operating margin improved to 35% resulting in a 32% increase in operating income. We recently launched our fēnix® Chronos line, crafted from premium jeweler’s grade materials to suit every style without sacrificing the rugged multisport capabilities customers have come to recognize within our fēnix line.

Marine:

The marine segment posted solid third quarter revenue growth of 12% driven by our strong lineup of chart plotters, fish finders, and entertainment systems. Gross margin increased year-over-year to 57%, while operating margin improved to 15% resulting in operating income growth of 80%. For the second year in a row Garmin was recognized as the Manufacturer of the Year by the NMEA (National Marine Electronics Association), winning awards across a broad range of product categories. Garmin also received the prestigious IBEX award in the OEM Electronics category with our well received, FantomTM marine radar series.

Aviation:

The aviation segment posted solid revenue growth of 14% in the quarter despite ongoing softness in the overall aviation market. Our performance was driven by growth in both OEM and Aftermarket sales, which was led by demand for Automatic Dependent Surveillance Broadcast (ADS-B) systems. Gross margin was 75% and operating margin improved to 28%, resulting in operating income growth of 28%. During the quarter, we received certification and made our first delivery of the G5000TM integrated flight deck for the Beechjet 400A/Hawker 400XP aircraft.

Auto:

The auto segment recorded revenue decline of 21%, primarily due to the ongoing PND market contraction and headwinds caused by additional revenue deferrals associated with certain auto OEM products. Gross margin improved to 44%, and operating margin was consistent year-over-year at 12%. During the quarter, we launched the VIRB® Ultra 30, an ultra HD 4K/30fps action camera, built ready for adventure with voice control, a LCD color touchscreen and high precision sensors and GPS.

Additional Financial Information:

Total operating expenses in the quarter were $246 million, a 4% increase from the prior year. Research and development investment increased 10%, with growth primarily focused on aviation and our active lifestyle products in fitness and outdoor. Advertising decreased 11%, driven primarily by year-over-year decreases in auto. Selling, general and administrative expense increased 3%, but improved as a percent of sales.

The effective tax rate in the third quarter of 2016 was 16.5%, down from 27.6% in the prior year quarter.  The decrease in the effective tax rate is primarily due to projected income mix by jurisdiction compared to the prior year.

In the third quarter 2016, we generated $199 million of free cash flow (see attached table for reconciliation of this non-GAAP measure). We continued to return cash to shareholders with our quarterly dividend of approximately $96 million and our share repurchase activity, which totaled approximately $20 million in the third quarter. We have approximately $103 million remaining in the share repurchase program authorized through December 31, 2016, and expect to repurchase as business and market conditions warrant. We ended the quarter with cash and marketable securities of approximately $2.4 billion.

2016 Guidance:

Based on our performance in the first three quarters of 2016, we are updating our full year guidance. We now anticipate revenue of approximately $2.95 billion, driven primarily by a stronger outlook for all of our segments except auto. We anticipate our full year pro forma EPS will be approximately $2.65 based on gross margin of approximately 55%, operating income of approximately $580 million and a full year effective tax rate of approximately 18.5% (see below details on forward-looking pro forma EPS).

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, October 26, 2016 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/en-US/company/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until December 29, 2016 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS and revenue for fiscal 2016, the Company’s expected segment revenue growth rates, margins, currency movements, expenses, pricing, new products to be introduced in 2016 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 26, 2015 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2015 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, the Garmin logo, the Garmin delta, fēnix, Forerunner, vívofit, vívosmart and VIRB are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S.; Garmin Elevate, Fantom and G5000, are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	Sept 24,	Sept 26,	Sept 24,	Sept 26,
	2016	2015	2016	2015
Net sales	$722,250	$679,690	$2,157,898	$2,038,913

Cost of goods sold	316,270	317,500	949,110	913,352

Gross profit	405,980	362,190	1,208,788	1,125,561

Advertising expense	32,956	36,887	109,441	110,352
Selling, general and administrative expense	96,959	94,057	296,246	290,359
Research and development expense	116,449	105,789	339,008	321,031
Total operating expense	246,364	236,733	744,695	721,742

Operating income	159,616	125,457	464,093	403,819

Other income (expense):
Interest income	8,226	6,851	24,109	22,295
Foreign currency gains (losses)	(19,421)	30,573	(30,003)	(14,177)
Other income	1,344	2,010	2,914	2,707
Total other income (expense)	(9,851)	39,434	(2,980)	10,825

Income before income taxes	149,765	164,891	461,113	414,644

Income tax provision	24,711	45,592	86,904	90,800

Net income	$125,054	$119,299	$374,209	$323,844

Net income per share:
Basic	$0.66	$0.63	$1.98	$1.69
Diluted	$0.66	$0.63	$1.98	$1.69

Weighted average common shares outstanding:
Basic	188,692	190,342	189,027	191,068
Diluted	189,238	190,822	189,376	191,523

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share information)

	(Unaudited)
	Sept 24,	December 26,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$912,559	$833,070
Marketable securities	201,560	215,161
Accounts receivable, net	461,355	531,481
Inventories, net	534,683	500,554
Deferred costs	46,569	49,176
Prepaid expenses and other current assets	90,733	81,645
Total current assets	2,247,459	2,211,087

Property and equipment, net	454,246	446,089

Marketable securities	1,327,347	1,343,387
Restricted cash	265	259
Noncurrent deferred income tax	121,084	116,518
Noncurrent deferred costs	51,395	38,769
Intangible assets, net	301,983	245,552
Other assets	88,127	97,730
Total assets	$4,591,906	$4,499,391

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$148,030	$178,905
Salaries and benefits payable	86,104	70,601
Accrued warranty costs	38,872	30,449
Accrued sales program costs	49,172	67,613
Deferred revenue	146,384	164,982
Accrued royalty costs	34,801	30,310
Accrued advertising expense	22,775	33,547
Other accrued expenses	81,313	74,926
Income taxes payable	24,004	21,674
Dividend payable	288,540	192,991
Total current liabilities	919,995	865,998

Deferred income taxes	56,463	56,210
Non-current income taxes	117,276	101,689
Non-current deferred revenue	134,236	128,731
Other liabilities	1,707	1,637

Stockholders' equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; and 188,446 shares outstanding at September 24, 2016
Shares, CHF 10.00 par value, 208,077 shares authorized and issued; and 189,722 shares outstanding at December 26, 2015	17,979	1,797,435
Additional paid-in capital	1,862,801	62,239
Treasury stock	(464,163)	(414,637)
Retained earnings	1,919,846	1,930,517
Accumulated other comprehensive income	25,766	(30,428)
Total stockholders' equity	3,362,229	3,345,126
Total liabilities and stockholders' equity	$4,591,906	$4,499,391

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	39-Weeks Ended
	Sept 24,	Sept 26,
	2016	2015
Operating activities:
Net income	$374,209	$323,844
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	40,327	37,936
Amortization	22,215	20,447
Loss (gain) on sale or disposal of property and equipment	155	(190)
Provision for doubtful accounts	2,559	(1,781)
Deferred income taxes	(6,821)	5,796
Unrealized foreign currency loss	19,536	30,473
Provision for obsolete and slow moving inventories	20,943	9,925
Stock compensation expense	29,211	19,596
Realized gain on marketable securities	(1,068)	(76)
Changes in operating assets and liabilities:
Accounts receivable	76,372	123,875
Inventories	(41,002)	(111,008)
Other current and non-current assets	3,400	(110,695)
Accounts payable	(40,694)	16,864
Other current and non-current liabilities	1,942	(44,636)
Deferred revenue	(13,660)	(49,790)
Deferred cost	(9,906)	7,080
Income taxes payable	14,648	(155,529)
Net cash provided by operating activities	492,366	122,131

Investing activities:
Purchases of property and equipment	(42,157)	(53,297)
Proceeds from sale of property and equipment	15	670
Purchase of intangible assets	(4,706)	(2,817)
Purchase of marketable securities	(739,676)	(649,881)
Redemption of marketable securities	772,733	720,717
Change in restricted cash	(6)	48
Acquisitions, net of cash acquired	(62,137)	(12,632)
Net cash (used in) provided by investing activities	(75,934)	2,808

Financing activities:
Dividends paid	(289,331)	(281,247)
Purchase of treasury stock under share repurchase plan	(65,221)	(108,057)
Purchase of treasury stock related to equity awards	(184)	(241)
Proceeds from issuance of treasury stock related to equity awards	10,210	8,554
Tax benefit from issuance of equity awards	365	1,257
Net cash used in financing activities	(344,161)	(379,734)

Effect of exchange rate changes on cash and cash equivalents	7,218	(26,566)

Net increase (decrease) in cash and cash equivalents	79,489	(281,361)
Cash and cash equivalents at beginning of period	833,070	1,196,268
Cash and cash equivalents at end of period	$912,559	$914,907

Garmin Ltd. And Subsidiaries

Net Sales, Gross Profit, and Operating Income by Segment (Unaudited)

(In thousands)

	Reporting Segments
	Outdoor	Fitness	Marine	Auto	Aviation	Total

13-Weeks Ended September 24, 2016

Net sales	$141,006	$189,161	$70,010	$214,637	$107,436	$722,250
Gross profit	$88,497	$103,363	$39,891	$93,638	$80,591	$405,980
Operating income	$49,271	$44,774	$10,332	$24,795	$30,444	$159,616

13-Weeks Ended September 26, 2015 (3)

Net sales	$109,863	$143,216	$62,315	$270,064	$94,232	$679,690
Gross profit	$66,442	$77,261	$34,115	$114,331	$70,041	$362,190
Operating income	$37,409	$26,577	$5,737	$32,012	$23,722	$125,457

39-Weeks Ended September 24, 2016

Net sales	$370,929	$544,434	$264,489	$655,963	$322,083	$2,157,898
Gross profit	$232,652	$295,463	$148,554	$292,770	$239,349	$1,208,788
Operating income	$125,721	$114,422	$49,172	$82,984	$91,794	$464,093

39-Weeks Ended September 26, 2015 (3)

Net sales	$291,299	$432,859	$230,325	$789,870	$294,560	$2,038,913
Gross profit	$181,525	$248,795	$128,204	$351,223	$215,814	$1,125,561
Operating income	$98,135	$94,286	$34,204	$99,887	$77,307	$403,819

(3) Action camera related operating results for the 13-weeks and 39-weeks ended September 26, 2015 have been recast from the Outdoor segment to the Auto segment to conform to the current year presentation.

Garmin Ltd. And Subsidiaries

Net Sales by Geography (Unaudited)

(In thousands)

	13-Weeks Ended			39-Weeks Ended
	Sept 24,	Sept 26,	Yr over Yr	Sept 24,	Sept 26,	Yr over Yr
	2016	2015	Change	2016	2015	Change
Net sales	$722,250	$679,690	6%	$2,157,898	$2,038,913	6%
Americas	348,637	335,041	4%	1,073,610	1,057,359	2%
EMEA	274,756	261,548	5%	810,205	744,352	9%
APAC	98,857	83,101	19%	274,083	237,202	16%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma net income (earnings) per share, forward-looking pro forma earnings per share, and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company.

Pro forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency gain or loss and certain income tax adjustments, as discussed below, is an important measure. The majority of the Company’s consolidated foreign currency gain or loss is typically driven by movements in the Taiwan Dollar and the Euro in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by material net releases of reserves primarily related to completion of audits and/or the expiration of statutes affecting prior periods. Thus, reported income tax expense is not reflective of the income tax expense that is incurred related to the current period earnings. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate permit a consistent comparison of the Company’s operating performance between periods.

The net release of other uncertain tax position reserves, amounting to approximately $5.8 million and $7.2 million for the 39-weeks ended September 24, 2016 and September 26, 2015, respectively, have not been included as pro forma adjustments in the following presentation of pro forma net income as such amounts have been considered immaterial, tend to be more recurring in nature or are comparable between periods. The tax effect of foreign currency gains (losses) was calculated using effective tax rates of 16.5% and 27.6% for the third quarters of 2016 and 2015, respectively and 18.8% and 21.9% for the year-to-date 2016 and 2015. The effective tax rate is calculated by taking the Income tax provision divided by Income before taxes, as presented on the face of the Condensed Consolidated Statements of Income both on a quarterly and year-to-date basis.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	Sept 24,	Sept 26,	Sept 24,	Sept 26,
	2016	2015	2016	2015

Net Income (GAAP)	$125,054	$119,299	$374,209	$323,844
Foreign currency gains (losses)	19,421	(30,573)	30,003	14,177
Tax effect of foreign currency gains (losses)	(3,204)	8,453	(5,654)	(3,104)
Net income (Pro Forma)	$141,271	$97,179	$398,558	$334,917

Net income per share (GAAP):
Basic	$0.66	$0.63	$1.98	$1.69
Diluted	$0.66	$0.63	$1.98	$1.69

Net income per share (Pro Forma):
Basic	$0.75	$0.51	$2.11	$1.75
Diluted	$0.75	$0.51	$2.10	$1.75

Weighted average common shares outstanding:
Basic	188,692	190,342	189,027	191,068
Diluted (GAAP)	189,238	190,822	189,376	191,523

Forward-looking pro forma earnings per share

The Company has not provided a GAAP reconciliation for forward-looking pro forma earnings per share because such measure cannot be provided without unreasonable efforts on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact of such foreign currency gains and losses, net of tax effects, was $0.12 per share for the 39-weeks ended September 24, 2016, as indicated above. No other pro forma income tax adjustments have been included in forward-looking pro forma earnings per share.

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow plus one-time cash payments associated with our inter-company restructuring less capital expenditures for property and equipment.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended		39-Weeks Ended
	Sept 24,	Sept 26,	Sept 24,	Sept 26,
	2016	2015	2016	2015
(in thousands)
Net cash provided by operating activities	$212,994	$137,834	$492,366	$122,131
Less: purchases of property and equipment	(13,543)	(13,565)	(42,157)	(53,297)
Plus: taxes paid related to inter-company restructuring	-	-	-	182,800
Free Cash Flow	$199,451	$124,269	$450,209	$251,634